CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

OFI SteelPath Series Trust:

We consent to the use of our report, dated December 21, 2018, with respect to the financial statements and financial highlights of Oppenheimer SteelPath MLP & Energy Infrastructure Fund, a series of OFI SteelPath Series Trust, as of October 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 12, 2019